EXHIBIT 10.27
DESCRIPTION OF GENVEC, INC. 2006 ANNUAL BONUS PLAN
2006 annual bonuses will be determined by the achievement of both individual goals and corporate goals, each of which will be given 50% weight in determining the annual bonus. Based upon individual performance and accomplishments, the Compensation Committee will award discretionary bonuses that fall within ranges established by the Compensation Committee. Such ranges are based on target bonus figures, by position, from public companies of similar employee size and industry type. Individual goals are established for each employee subsequently evaluated in each individual’s performance review. Corporate goals for 2006 relate to financing activities, progress in product development programs, the establishment of new strategic alliances, and other business development initiatives. Certain of these goals carry a higher weighting than others. The bonus for the President and Chief Executive Officer is determined primarily by satisfaction of the corporate goals.